EXHIBIT INDEX

Exhibit A: Attachment to item 77B:
   Accountants report on internal control

Exhibit B: Attachment to item 77C:
   Matters submitted to a vote of security holders
-------------------------------------------------------

EXHIBIT A:

To the Trustees and Shareholders of
Phoenix Multi-Portfolio Fund

In planning and performing our audit of the financial statements of the Phoenix-Aberdeen International Fund, the Phoenix-Duff & Phelps Real Estate Securities Fund, the Phoenix-Goodwin Emerging Markets Bond Fund, the Phoenix-Goodwin Tax-Exempt Bond Fund and the Phoenix-Seneca Mid Cap Fund (formerly known as Phoenix International Portfolio, Phoenix Real Estate Securities Portfolio, Phoenix Emerging Markets Bond Portfolio, Phoenix Tax-Exempt Bond Portfolio and Phoenix Mid Cap Portfolio) (constituting the Phoenix Multi-Portfolio Fund, hereinafter referred to as the "Fund") for the year ended November 30, 1999, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of November 30, 1999.

This report is intended solely for the information and use of the Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

Boston, MA
January 14, 2000



EXHIBIT B:

RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting of Shareholders of the Phoenix Multi-
Portfolio Fund was held on October 27, 1999 to approve the following matters:

1. Fix the number of trustees at twelve and elect such number as detailed below.

2. Ratification of the selection of
PricewaterhouseCoopers LLP as the Trust's independent auditors for the fiscal year ending
November 30, 1999.

On the record date for this meeting, there were 54,971,931 shares outstanding and 58.32% of the shares outstanding and entitled to vote that were present by proxy.

               NUMBER OF VOTES       For        Withheld

1.Election of Trustees

Robert Chesek                31,336,675         666,831
E. Virgil Conway             31,320,841         682,665
Harry Dalzell-Payne          31,322,152         681,354
Francis E. Jeffries          31,333,522         669,984
Leroy Keith, Jr.             31,348,335         655,171
Philip R. McLoughlin         31,346,097         657,409
Everett L. Morris            31,326,190         677,316
James M. Oates               31,346,182         657,324
Calvin J. Pedersen           31,347,028         656,478
Herbert Roth, Jr.            31,314,269         689,237
Richard E. Segerson          31,349,861         653,645
Lowell P. Weicker, Jr.       31,252,064         751,442


2.PricewaterhouseCoopers LLP
             For           Against              Abstain
          31,029,934       190,371               783,201